Exhibit 10.7.1

FORM OF SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

This Severance Agreement and Release of Claims (“Agreement”) is made by and between [NAME] (“Executive”), on the one hand, and Atlantic Union Bank (the “Bank”) and Atlantic Union Bankshares Corporation, a Virginia corporation (“Atlantic Union”), on the other (hereinafter the Bank and Atlantic Union are individually and collectively referred to as the “Company”).

WHEREAS, Executive’s employment is being involuntarily terminated without cause by the Bank;

WHEREAS, the Company desires to provide Executive with separation benefits pursuant to the Atlantic Union Bankshares Corporation Executive Severance Plan (and all amendments thereto) (the “Plan”), to assist Executive in the transition resulting from Executive’s termination of employment, provided that Executive satisfies the conditions set forth in this Agreement, which is the agreement contemplated by Section 4(d) of the Plan; and

WHEREAS, Executive agrees, in exchange for such benefits, to, among other things, waive and release any and all claims Executive may have against the Company and to covenant not to sue the Company, not solicit employees for a limited period of time and keep certain information confidential.

NOW, THEREFORE, in consideration of the mutual promises and releases contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Salary and Benefits Continuation

a.	Unless otherwise terminated earlier or extended by the Bank in its discretion, Executive’s employment by the Bank will cease, effective at [TIME] on [DATE] (“Separation Date”).
b.	Up to and including the Separation Date, Executive shall continue to be enrolled in all of the Company's benefits plans in which Executive is currently enrolled.
c.	Following the Separation Date, Executive shall be entitled to the right to elect to continue, at Executive’s cost, coverage under the Company's health plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any other applicable law.
d.	Pursuant to the Plan, and in consideration of Executive’s execution of this Agreement, Executive shall be entitled to receive a lump sum payment of Severance Pay, as set forth in the Plan, equivalent to: (i) Executive’s annualized base salary plus (ii) the product of the annual incentive bonus paid for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the Separation Date and the denominator of which is 365, plus (iii) twelve (12) times the monthly rate of the Company subsidy for health and dental plans. The lump sum payment for (i) and (iii) (less applicable withholdings), shall be made by the Company pursuant to its existing payroll calendar on the next regular payroll date following the expiration of eight (8)

calendar days after Executive has executed, delivered to the Bank and not revoked this Agreement and the lump sum payment for (ii) will be paid on or about [DATE], as it must first be approved by the Compensation Committee; provided, however, that no Severance Pay shall be due or payable to an Executive if Executive fails to meet the eligibility requirements of the Plan.
e.	Further, Executive shall receive payment for any of Executive’s unused paid time off accrued through the Separation Date up to a maximum of (forty) 40 hours, which will be determined by the Company and calculated after the Separation Date, less all applicable withholdings, and paid following the expiration of eight (8) calendar days after Executive’s execution, delivery and non-revocation of this Agreement.
f.	Further, the Company will provide outplacement services to Executive for twelve (12) months following the Separation Date through [NAME]. Services will be provided according to Company guidelines in existence on the Separation Date and will include the following:
•	Dedicated ICEO Advisor
•	Resume & biography development; development search related correspondence to ensure powerful, distinctive written messaging appropriate to the level of the client executive
•	Selected assessments by Ph.D. Psychologist
•	Social media strategy; 1x1 support in developing a powerful LinkedIn profile
•	Mock interview practice with feedback
•	Introduction to experts and executive search professionals
•	Personalized research librarians provide executive with market information and insights for competitive advantage
•	Senior Executive & ICEO networking forums
•	Access to ICEO alumni network
•	Private office; administrative support and access to librarian business research
•	Onboarding support

To take advantage of the outplacement services offered, Executive must contact [NAME] directly. The Company’s point of contact is:

[CONTACT INFORMATION]

g.	Further, provided that Executive signs and does not revoke this Agreement, on the 8th day following execution of this Agreement, Executive shall vest in the outstanding restricted stock awards as described in Exhibit A hereto. After the Separation Date on the dates determined by the Plan and Performance Share Unit Agreements, Executive shall also receive a pro rata payout of Performance Share Units as set forth in Exhibit A based on actual performance during the applicable Performance Period (as defined in the Performance Share Unit Agreement) and payable after performance is certified. With regard to the restricted stock that vests, the value of such restricted stock at the time of vesting shall be taxable to Executive, and Executive shall be responsible for the payment of withholding taxes as provided in the applicable award agreement in accordance with Executive's current election. With regard to the Performance Share Units that vest and are earned based on actual performance (certified after the end of the applicable performance period), the value of any Performance Shares (as defined in the applicable award agreement) shall be taxable when paid to Executive and Executive shall be responsible for the payment of withholding taxes as provided in the applicable award agreement.

The consideration set forth in Paragraphs 1.d., 1.f., and 1.g. herein is additional consideration to which Executive would not have been otherwise entitled in the absence of this Agreement.

2.Non-Solicitation

In light of the consideration provided to Executive as set forth above, and as a material inducement to the Company to enter into this Agreement, Executive covenants and agrees that for the period of time up through and including the Separation Date, and for a period of one (1) year thereafter, Executive shall not, directly or indirectly, induce, solicit or recruit any individual who was an employee of the Company as of the Separation Date to be employed by a person or entity that competes with the Company or to perform services for a business entity that are the same as or substantially similar to those performed by Executive for the Company.

Executive agrees that a breach of the covenant set forth above would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Executive further agrees that any breach of Paragraph 2 by Executive or Executive’s agents would be severely damaging to the Company and would cause the Company great and irreparable harm, for which the Company will have no adequate remedy at law, and for which damages cannot be calculated with precision. In the event of such a breach or threatened breach, the Company shall be entitled to: (i) an immediate injunction to prevent such violations, (ii) liquidated damages in the amount of the Severance Payment set forth in Paragraph 1.d. above, which is not a penalty and shall be in addition to any other legal or equitable remedies available to the Company, and (iii) all costs and expenses incurred as a result, including reasonable attorneys’ fees.

3.General Release and Covenant Not to Sue.

a)	In exchange for the Company’s promises and covenants set forth in the Agreement, Executive, for Executive, Executive’s heirs, executors, administrators and assigns, now and forever, hereby irrevocably and unconditionally releases, and forever discharges the Company, their affiliates and all of their past and present officers, directors, managers, members, partners, shareholders, agents, employees, officials, employee benefit plans (and their sponsors, fiduciaries and administrators), insurers, and attorneys (“Released Parties”) from any and all actions, causes of action, waivable claims, demands, damages, obligations, costs or expenses (including attorneys’ fees and/or costs of settlement), or consequential damages of any kind, whether known or unknown, suspected or unsuspected, which Executive has, may have had or may seek to pursue at any time against the Company

(collectively “Claims”). Claims released and discharged by Executive include, without limitation, any and all waivable Claims arising under federal, state or local laws including those arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., as amended; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 623 et seq., the Older Workers Benefit Protection Act; the Family Medical Leave Act, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), the Employee Retirement Income Security Act of 1974, as amended (excluding Claims for accrued, vested benefits under any benefit or pension plan of the Company subject to the terms and conditions of such plan and applicable law); the Equal Pay Act, as amended; the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., as amended; the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988, as amended; the Virginia Human Rights Act; Virginia Code Ann. § 40.1-27.3; the Virginians with Disabilities Act; the Virginia Equal Pay Act; the Virginia Genetic Testing Law; the Virginia Occupational Safety and Health Act; the Virginia Minimum Wage Act; the Virginia Payment of Wage Law; the Virginia Right to Work Law; the Virginia Whistleblower Protection Law, Virginia Code Ann., § 40.1-27.3; and any other federal, state or local law, regulation, ordinance or judicial decision governing or otherwise pertaining in any way to employment, discrimination in employment, the terms and conditions of employment and the termination of employment.
b)	This release and wavier also includes retaliation claims of any kind, including, without limitation, retaliation claims under the Bank Secrecy Act, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, the Sarbanes-Oxley Act and the Dodd Frank Act.
c)	This release and waiver also includes any Claims that Executive had, has or may have under common law including, without limitation, constructive, wrongful, retaliatory or abusive discharge, breach of contract (whether express or implied), breach of the covenant of good faith and fair dealing, promissory estoppel, reliance, fraud, misrepresentation, negligence, defamation, libel, slander, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, violation of public policy, and any other claim or tort. This release also includes Claims under any constitutional provision, law, statute, ordinance, executive order or regulation relating to employment, termination of employment, retaliation, wages, commissions, bonuses, compensation, employee benefits or discrimination in employment based on age, sex, race, color, national origin, religion, disability or any other factor protected by law; and any and all Claims for attorneys’ fees and costs.
d)	Executive covenants not to sue the Company for any Claims released by this Agreement. Executive further agrees that Executive’s waivers and releases include a waiver of all Claims existing before the date on which Executive signs this Agreement, which Executive knows about and those Claims which Executive does not know about. Executive affirms that as of the time Executive signed this

Agreement, no Claim released by this Agreement was pending against the Company. Executive understands that the laws cited above give Executive important remedies that relate to claims Executive has or may have arising out of or in connection with Executive’s employment and/or separation from employment, and Executive acknowledges that Executive freely and voluntarily gives up those remedies and Claims.
e)	Executive (on behalf of Executive and all of Executive’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) waives and gives up any right to become, and promises not to agree to become, a member of any class or group of plaintiffs in a lawsuit in which any Claim is made against the Company that is related in any way to Executive’s employment with the Company or the termination of that employment. Executive affirms that, to Executive’s knowledge, Executive has not become a member of any such class or group and agrees that if Executive learns that Executive has been made a member of any such class or group, Executive will leave or opt out of the class or group as soon as possible.
4.	Execution and Effective Date. Notwithstanding the foregoing, Executive shall not sign this Agreement until on or after the Separation Date. The Effective Date of this Agreement will be the date the last party (the Executive or Company) signs this Agreement.

5.	Exclusions From General Release.

a)	Nothing in this Agreement (including Paragraph 6 below) is intended to, or shall, abridge, limit, interfere, restrain, or restrict in any way, with Executive (or Executive’s attorney’s) right or ability, under federal, state, or local law: (i) to file or initiate a charge, claim, or complaint of discrimination, or any other unlawful employment practice, that cannot legally be waived; (ii) to communicate or cooperate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of unlawful employment practices, including but not limited to the U.S. Equal Employment Opportunity Commission and any state or city fair employment practices agency; (iii) to participate in any investigation or proceeding conducted by any such federal, state, or local government agency; or (iv) to communicate directly with, respond to any inquiry from, provide testimony before, or to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. Further, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Executive’s (or Executive’s attorney’s) right, without prior authorization from or notification to the Company, to engage in any activity or conduct protected by Section 7 or any other provision of the National Labor Relations Act. To the extent that any term or condition of this Agreement is inconsistent with this paragraph, this paragraph shall supersede such term or condition to the extent necessary to ensure that Executive’s rights under federal, state and local law are fully protected and guaranteed.

b)	However, Executive also understands and acknowledges that, by signing this Agreement, Executive has completely waived Executive’s right to receive any individual monetary damages in connection with any such claim, charge, complaint, investigation or proceeding (with the exception of an SEC monetary award), and if Executive is awarded individual monetary damages in connection therewith, Executive hereby unconditionally assigns to the Company, and agrees to undertake any and all measures necessary to effectuate such assignment of, any right or interest Executive may have to receive such individual monetary damages.

c)	In addition, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

d)	Nothing in this Agreement shall be a waiver of Claims that may arise after the date on which Executive signs this Agreement, nor shall it limit Executive’s right to bring an action to enforce the terms of this Agreement.

e)	Also excluded from the release described in Paragraph 3 are any Claims or rights which cannot be waived by law, including, but not limited to, any Claims for accrued but unpaid wages (including payment for Executive’s earned salary, unless otherwise mandated by law, less all applicable federal, state and local employment and income taxes and other required or elected withholdings), unemployment benefits or any accrued, vested rights existing under any Company-sponsored benefit plan, including a 401K Plan, in accordance with the terms of those plans as they may be amended from time to time.

5.Remedies

In addition to the remedies described above, any breach by Executive of any of Executive’s duties or obligations under this Agreement shall give the Company the right to discontinue the performance of the Company’s unperformed duties and obligations under this Agreement to the extent permitted by applicable law, and shall entitle the Company to seek legal, injunctive or other equitable relief on account of such breach.

6.Confidential Information

Executive shall keep all “Confidential Information,” as defined below, strictly confidential. “Confidential Information” shall include, without limitation, information not generally available to the public that is disclosed to, known by or created, in whole or in part, by Executive as a consequence of or through Executive’s past, present or future associations with the Company, about:

a.	The Company’s business activities and operations, including without limitation, product specifications, data, know-how, software, samples, working models, plans, research, products, processes, services, trade secrets, training materials, marketing activities and materials, strategic plans and product development plans; and
b.	Any information designated confidential or proprietary by the Company, including, but not limited to, information received by the Company from a third party under an obligation of confidentiality; any other information, however documented, whether or not marked confidential, as well as information concerning business and affairs, which includes without limitation pricing and cost data, financial information, budgets and forecasts, non-public information concerning names, backgrounds, and other information about the Company’s personnel, customer data and demographics, projected sales, leases, and contracts, in any form, including written and oral, disclosed to Executive.

Executive shall not disclose Confidential Information to any third party or use it in any fashion. If Executive faces legal action or is subject to legal proceedings requiring disclosure of Confidential Information, prior to disclosing any such Confidential Information, Executive shall promptly notify the Company and shall cooperate with the Company in contesting such request, or seeking a protective order with respect to such information, at the Company’s sole cost and expense. The restrictions in this Paragraph 6 relating to “Confidential Information” shall remain in effect for so long as is required by applicable law (e.g., bank privacy laws or the Virginia Trade Secret Act) or five (5) years, whichever is greater.

7.Waiver

Any delay by the Company in the enforcement of any provision of this Agreement or any of the Company's rights under this Agreement shall not be deemed to be a waiver of any such provision or right, or an acceptance of or an acquiescence in any breach of Executive's duties or obligations under this Agreement. No waiver shall bind the Company unless supported by consideration and executed in writing and delivered to Executive by an authorized officer of the Company.

8.Indemnity Regarding Assignment of Claims

Executive represents and warrants that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person, entity or individual whatsoever, any of the claims released as set forth in Paragraph 3 above. Executive agrees to indemnify and hold harmless the Released Parties (as defined in Paragraph 3 above) against any claim, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on or arising out of any assignment.

9.Age Discrimination In Employment Act

Executive hereby acknowledges and agrees that this Agreement is in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in Paragraph 3 hereof shall be applicable, without limitation, to any claims brought under these Acts or other laws. Executive further acknowledges and agrees that:

a.	The release given by Executive in this Agreement is given solely in exchange for the consideration set forth in Paragraphs 1.d., 1.f., and 1.g. of this Agreement and such consideration is in addition to anything of value which Executive was entitled to receive prior to entering into this Agreement;
b.	By entering into this Agreement, Executive does not waive rights or claims that may arise after the date this Agreement is executed;
c.	Executive is hereby advised to consult an attorney prior to entering into this Agreement, and this provision of this Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Executive be so advised in writing;
d.	Executive has been permitted at least forty-five (45) days to review this Agreement prior to Executive’s execution of this Agreement, but Executive can waive the forty-five (45)) day period and execute this Agreement sooner (so long as this Agreement is not executed prior to the Separation Date). Executive may revoke this Agreement once executed by delivering in writing a notice of revocation to [NAME] at [CONTACT INFORMATION], within seven (7) calendar days of the date this Agreement was signed, and this Agreement shall not become effective or enforceable until such seven (7) day period has expired. If this Agreement does not become enforceable and irrevocable within the above time limits, then no severance pay benefits provided under the Plan shall be paid and any rights thereto shall be forfeited.

10.No Knowledge of Illegal Activity

Executive acknowledges that Executive has no knowledge of any actions or inactions by any of the Released Parties or by Executive that Executive believes could possibly constitute a basis for a claimed violation of any federal, state or local law, or any common law or any rule or regulation promulgated by an administrative body.

11.References

Executive understands and agrees that any prospective employer requesting employment information or references about Executive will be referred to the Company’s Human Resources Department and provided only with confirmation of Executive’s employment dates and job title, and that, except for the disclosure of this information, the Company will have no obligation to engage in any reference-related communications whatsoever.

12.Non-Disparagement by Executive.

Except as excluded in Paragraph 5, Executive agrees that Executive will not make any false, negative, or disparaging comments about, and will refrain from directly or indirectly making any comments or engaging in publicity or any other action or activity which reflects adversely upon, the Company or any of its past or present officers, directors, employees, or programs. This Non-Disparagement provision applies to comments made verbally, in writing, electronically, or by any other means, including, but not limited to, blogs, postings, message boards, texts, video or audio files, and all other forms of communication.

13.Entire Agreement

This Agreement constitutes and contains the entire agreement and understanding concerning Executive's employment and termination, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.

14.Governing Law

This Agreement shall be governed by and subject to the laws and exclusive jurisdiction and venue of the courts of the Commonwealth of Virginia.

15.Severability

In the event one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

16.Knowledgeable Decision By Executive

Executive represents and warrants Executive has read all the terms of this Agreement. Executive understands the terms of this Agreement and understands that this Agreement releases forever the Company and others from any legal action arising from Executive’s relationship with the Company. Executive is signing and delivering this Agreement of Executive’s own free will in exchange for the consideration to be given to Executive, which Executive acknowledges and agrees is adequate and satisfactory.

17.Execution. This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles and scanned images. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement. Each party expressly consents to the use of electronic signatures and acknowledges and agrees that electronic signatures shall be binding and legally enforceable. Specifically, by providing his signature below, Executive expressly agrees that: (a) the electronic signature will have the same legal and binding effect as if it were a manual hand-written signature; and (b) Executive’s name typed in the signature block and initials, in conjunction with the unique DocuSign Envelope ID accessed through Executive’s email address or personal DocuSign account (or other electronic signature verification as applicable), will identify the record, transaction, and signature as belonging to Executive. Also, Executive specifically agrees that, because an electronic record or transaction undertaken by Executive’s email address will be attributed to Executive, Executive will keep Executive’s email (or DocuSign or other electronic signature verification) account and password secure and not disclose or allow access by any other persons. Executive understands and agrees that a record or signature signed electronically may not and shall not be denied legal effect or enforceability solely because it is in electronic form and further agrees not to challenge such electronic signature.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Signatures appear on the following page

EXECUTIVE

______________________________

Name:

Date:

ATLANTIC UNION BANKSHARES CORPORATION

By: ________________________________

Name:

Title:

Date:

ATLANTIC UNION BANK

By: ________________________________

Name:

Title:

Date:

Exhibit A